Exhibit 10.7
The Partnership has redacted certain confidential information in this agreement in reliance upon its confidential treatment request that it has filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In this agreement, we indicate each redaction by use of asterisk *.

GAS PURCHASE AGREEMENT

DATED AS OF JUNE 1, 2006

between

WILLIAMS PRODUCTION RMT COMPANY

and

RILEY NATURAL GAS COMPANY

and

PETROLEUM DEVELOPMENT CORPORATION

GAS PURCHASE AGREEMENT

EXHIBITS	TITLE

A.	STANDARD TERMS AND CONDITIONS
B.	INTENTIONALLY OMITTED
C.	RECEIPT POINT(S)
D.	DELIVERY POINT(S)
E.	SERVICE AND FEE DESCRIPTION
F.	GAS VOLUMES COMMITTED
G.	TWO YEAR MONTHLY MDQ SCHEDULE

GAS PURCHASE AGREEMENT

THIS GAS PURCHASE AGREEMENT ("Agreement") is made and entered into as of June 1, 2006 by and between WILLIAMS PRODUCTION RMT COMPANY ("Buyer") and RILEY NATURAL GAS COMPANY ("Riley") and PETROLEUM DEVELOPMENT CORPORATION ("PDC," and together with Riley, collectively, "Seller," and Seller, together with Buyer, the "Parties," and individually, a "Party")

RECITALS

A.       Seller owns or controls a supply of Gas that it desires Buyer to purchase.

B.        Buyer is willing to purchase such Gas from Seller pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

AGREEMENT

1.	COMMITMENTS / PERFORMANCE OBLIGATIONS

1.1
Seller's Commitment. Seller commits to Buyer to sell and deliver to Buyer, on a Firm basis, Seller's present and future right, title, and interest in the Gas Volumes Committed to this Agreement and outlined on Exhibit F, that Seller delivers to the Receipt Point(s) from the Area of Interest ("Seller's Gas"), subject to the terms of this Agreement.

1.2
Buyer's Commitment. Buyer commits to Seller to buy and receive from Seller at the Receipt Point(s), on a Firm basis, Seller's Gas, subject to the terms of this Agreement, including, without limitation, Section 1.3.

1.3	Quantity.

1.3.1
Each Day, Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, Seller's MDQ, subject to the terms of this Agreement   If Seller delivers more than Seller's MDQ to Buyer at the Receipt Point(s) on any Day, Buyer shall take and purchase up to [ * ] of Seller's MDQ for such Day, but shall not be obligated to take or purchase more than [ * ] of Seller's MDQ for such Day and shall take and/or purchase any such excess amounts above [ * ] in its sole and absolute discretion.

1.3.1.1	Seller's MDQ may be reduced proportionately with other Shippers on the Gathering System with Guaranteed Capacity pursuant to Section B.4 of Exhibit A to this Agreement.

1.3.2	Should either Party become aware that actual deliveries of Seller's Gas at the Receipt Point(s) shall be greater than [ * ] of Seller's MDQ, such Party shall promptly notify the other Party thereof.

GAS PURCHASE AGREEMENT

1.3.3	Seller commits to deliver and sell Seller's Annual Volume to Buyer at the Receipt Point(s). Notwithstanding the foregoing provision:

1.3.3.1
if Seller sells and delivers less than [ * ] of Seller's Annual Volume to Buyer for any given Contract Year (a "Shortfall"), and such Shortfall is not due to or arising from the circumstances addressed in Sections B.3, B.4 and/or B.7 of Exhibit A to this Agreement, Seller agrees to pay to Buyer, within ten (10) Business Days of Seller's receipt of Buyer's statement therefore, the Shortfall Fee for such Contract Year; and

1.3.3.2
if Seller delivers more than Seller's Annual Volume to Buyer at the Receipt Point(s) ("Excess Volumes"), such Excess Volumes shall be included in the calculation of Seller's Annual Volume for the immediately following Contract Year,

1.3.4
Upon written notice to Buyer given on or before July 1 of any calendar year but no earlier than March 1 of such calendar year, Seller may request an increase to Seller's Annual Volume for any given Contract Year, provided that any such revision shall not be effective any earlier than twenty-four (24) months after Buyer's receipt of such request. Within thirty (30) Days of Buyer's receipt of such request, Buyer and Seller shall negotiate in good faith to adjust Seller's MDQ for such Contract Years to accommodate such projected increase to Seller's Annual Volume for such Contract Years, and shall revise Exhibit F accordingly.

1.4
Buyer's Processing Service. Seller's Gas at the Receipt Point(s) may have a hydrocarbon dew point that exceeds the most restrictive quality specification for hydrocarbon dew point required from time to time by the Interconnecting Pipeline(s). Buyer shall Process Seller's Gas to reduce its hydrocarbon dew point to a maximum of 20°F at any pressure between 100 psia and 1,480 psia at the Delivery Point(s). The fee for such Processing is incorporated into the Gathering and Processing Fee, If the most restrictive quality specification for hydrocarbon dew point of the interconnecting Pipeline(s) should ever be reduced below a maximum of 20°F at any pressure between 100 psia and 1,480 psia, then the Parties shall within thirty (30) Days of written notice thereof from Buyer, renegotiate, subject to Section 1.9 of this Agreement, the Gathering and Processing Fee. If the Parties are unable to renegotiate the Gathering and Processing Fee, then Buyer may refuse to accept further deliveries of Seller's Gas affected thereby or Buyer may, at its option, upon thirty (30) Days' prior written notice to Seller, release such affected Gas from the provisions of this Agreement, Buyer's right to renegotiate the Gathering and Processing Fee or, upon the failure of such renegotiation, to refuse to accept further deliveries of Seller's Gas affected thereby or release such affected Gas from the provisions hereof, shall apply to each successive reduction of the most restrictive quality specification for hydrocarbon dew point of the Interconnecting Pipeline(s) that is below a maximum of 20°F at any pressure between 100 psia and 1,480 psia.

1.5
Buyer's Dehydrating Service.  Seller's Gas at the Receipt Point(s) may have a water vapor content that exceeds the most restrictive quality specification for water vapor content required from time to time by the Interconnecting Pipeline(s), Buyer shall Dehydrate Seller's Gas to reduce its water vapor content to five (5) pounds per MMcf at the Delivery Point(s). The fee for such Dehydrating is incorporated into the Gathering and Processing Fee, If the most restrictive quality specification for water vapor content of the Interconnecting Pipeline(s) should ever be reduced below five (5) pounds per MMcf, then the Parties shall within thirty (30) Days of written notice thereof from Buyer, renegotiate, subject to Section 1.9 of this Agreement, the Gathering and Processing Fee, If the Parties are unable to renegotiate the Gathering and Processing Fee, then Buyer may refuse to accept further deliveries of Seller's Gas affected thereby or Buyer may at its option, upon thirty (30) Days' prior written notice to Seller, release such affected Gas from the provisions of this Agreement   Buyer's right to renegotiate the Gathering and Processing Fee or, upon the failure of such renegotiation, to refuse to accept further deliveries of Seller's Gas affected thereby or release such affected Gas from the provisions hereof, shall apply to each successive reduction of the most restrictive quality specification for water vapor content of the Interconnecting Pipeline(s) that is below five (5) pounds per MMcf.

GAS PURCHASE AGREEMENT

1.6
Buyer's Treating Service.  Seller's Gas at the Receipt Point(s) may have a C02 content that exceeds the most restrictive quality specification for C02 content required from time to time by the Interconnecting Pipeline(s). Buyer shall Treat Seller's Gas to reduce its C02 content to no more than [ * ] by volume at the Delivery Point(s), provided the CO2 content of Seller's Gas does not exceed [ * ] by volume at the Receipt Point(s)  The fee for such Treating is incorporated into the Gathering and Processing Fee. In no event, however, is Buyer obligated to accept deliveries of Seller's Gas at a given Receipt Point if the CO2 content of Seller's Gas at that Receipt Point exceeds [ * ] by volume, If the weighted arithmetic average quality specification for C02 content of the Interconnecting Pipeline(s) should ever be reduced below [ * ] per Mcf, then the Parties shall within thirty (30) Days of written notice thereof from Buyer, renegotiate, subject to Section 1 9 of this Agreement, the Gathering and Processing Fee. If the Parties are unable to renegotiate the Gathering and Processing Fee, then Buyer may refuse to accept further deliveries of Seller's Gas affected thereby or Buyer may at its option, upon thirty (30) Days' prior written notice to Seller, release such affected Gas from the provisions of this Agreement. Buyer's right to renegotiate the Gathering and Processing Fee or, upon the failure of such renegotiation, to refuse to accept further deliveries of Seller's Gas affected thereby or release such affected Gas from the provisions hereof, shall apply to each successive reduction of the most restrictive quality specification for CO2 content of the Interconnecting Pipeline(s) that is below [ * ]  per Mcf

1.7
Fee for Low Volumes. In the event the volume of Seller's Gas delivered to a Receipt Point operated by Buyer falls below 1,000 MMBtu per Accounting Period (each, a "Low Volume"), the Low Delivery Fee as set forth in Exhibit E shall be payable from Seller to Buyer for each affected Receipt Point, in addition to the Gathering and Processing Fee payable with respect to Seller's Gas delivered thereto. No Low Delivery Fee shall be due and payable from Seller to Buyer if a Low Volume was due to or arising from the circumstances addressed in Sections B.3, B.4 and/or B.7 of Exhibit A to this Agreement

1.8
FL&U.   Buyer shall retain FL&U attributable to Seller's Gas quantities received at the Receipt Point(s). The initial FL&U of [ * ] percent [ * ] for Low Pressure Receipt Point(s) and [ * ]  percent [ * ] for High Pressure Receipt Point(s) shall be effective for the initial Contract Year. The applicable FL&U percentage shall be included in the calculation of Seller's Annual! Volume for the purposes of determining Seller's compliance with its delivery to Buyer of Seller's Annual Volume. Buyer shall recalculate the FL&U at the beginning of each Contract Year and shall notify Seller of the revised applicable percentage. The Parties agree that the Lost and Unaccounted for Gas portion of the FL&U shall not exceed [ * ]  percent [ * ] during the term of this Agreement.

GAS PURCHASE AGREEMENT

1.9
Renegotiation of Fees. If any fee payable by Seller to Buyer hereunder requires renegotiation in accordance with the terms of this Agreement because of changes in Interconnecting Pipeline(s) specifications, Buyer will increase any such fee in an amount not to exceed any applicable increases in its operating costs due directly to such change in Interconnecting Pipeline(s) specifications, with a guaranteed after-income-tax rate of return on Buyer's additional capital costs of [ * ] percent [ * ] over a five-year period (assuming a thirty-seven percent (37%) income tax rate).

1.10
Price for Seller's Gas, Deductions. As total and complete consideration for the purchase of Seller's Gas and the processing rights and Plant Products attributable to Seller's Gas, Buyer shall pay Seller for each Accounting Period an amount equal to Seller's Allocable MMBtu for such Accounting Period multiplied by a price equal to the CIG, Rocky Mountains as posted in Plaits Inside FERC's Gas Market Report published monthly which is an estimate for the Weighted Average Sale Price for such Accounting Period, This amount, in accordance with Section 3.4, shall be reduced by (a) all relevant fees due from Seller to Buyer listed on Exhibit E to this Agreement and Incurred by Seller in such Accounting Period, and (b) all other amounts due Buyer pursuant to this Agreement. All fee and fuel deducts applicable hereunder shall be calculated on a dry basis and then applied to the Seller's gross MMBtus of Gas received at the Receipt Point(s). The amount paid to Seller for such Account Period will be adjusted in the next Accounting Period using the actual Weighted Average Sales Price once that price has been calculated.

1.11
Seller's Right to Convert to Gathering and Processing. Seller has, at its sole discretion, the option to convert this Agreement to a Guaranteed Gathering and Processing Agreement (the "Conversion Option"). Should Seller elect to exercise the Conversion Option, the effective date of any Guaranteed Gathering and Processing Agreement entered into by the Parties in accordance with this Section shall be no later than twelve (12) months from the date of Buyer's receipt of Seller's written notice and exercise of the Conversion Option. This Agreement shall terminate on the effective date of such Guaranteed Gathering and Processing Agreement. Buyer shall provide to Seller a form of Guaranteed Gathering and Processing Agreement, which shall contain the same fees set forth on Exhibit E to this Agreement (adjusted as set forth in this Agreement) and capacity allocation as outlined in B.4 of the attached Standard Terms and Conditions, for acceptance and execution. It is the intent of the parties that the Guaranteed Gathering and Processing Agreement will be in substantially the same form as this Agreement, excluding provisions regarding purchase of gas by Buyer.

1.12	Delivery of Seller's Gas, Seller shall have the sole responsibility for delivering Seller's Gas to the Receipt Point(s).

1.13
Forward Contract. The Parties agree that this Agreement is a "forward contract" and a "master netting agreement" as such terms are defined in the United States Bankruptcy Code, and that each Party is a "forward contract merchant" as such term is defined in the United States Bankruptcy Code.

1.14	Joint and Several Obligations. All obligations of Seller hereunder are the joint and several obligations of PDC and Riley.

GAS PURCHASE AGREEMENT

2.	SERVICE OPTIONS

2.1
Connection of Additional Wells to Existing Receipt Point(s). Before commencement of deliveries of Gas from wells connected after the Effective Date, Seller will give Buyer thirty (30) Days' written notice, prior to commencing Gas deliveries from such wells, of the name of the well, the location of the well, the volumes of Gas from such well anticipated to be delivered to Buyer and the manner and point of connection of such well to a Receipt Point or to gathering fines upstream of such Receipt Point.

2.2
Addition of Receipt Point(s). In addition to the Receipt Point(s) listed in Exhibit C on the Effective Date, Seller may request that new Receipt Points be added to Exhibit C for the delivery of Seller's Gas. Buyer shall construct, or cause to be constructed [*] the facilities necessary to create the first new Receipt Point. Buyer shall construct, or cause to be constructed, the facilities necessary for the second new Receipt Point, provided [*] for all costs associated with the construction of such second Receipt Point. For each additional Receipt Point thereafter requested by Seller, Buyer and Seller shall [*]the payment obligation for the cost of construction of the necessary facilities for each such Receipt Point. Buyer shall maintain records of such payment obligations, and such records shall be prima facie evidence of the amount owed by a Party pursuant to this Section (absent manifest error). Seller and Buyer acknowledge and agree that the addition of Receipt Point(s) pursuant to this Section 2.2 shall not create an obligation on the part of Buyer to accept, or a right on the part of Seller to require, any increase in Seller's Annual Volume or Seller's MDQ under this Agreement; any such increase may occur only in accordance with the terms of Section 1.3.4.

3.	STATEMENTS AND PAYMENT

3.1
Report by Seller. Where CTM is not being performed by Buyer, no later than the fifth (5th) Business Day after the end of each Accounting Period, Seller's Operator shall deliver to Buyer a report of the Day(s) of Seller's Gas production, the applicable Accounting Period and year in which such production is to be recognized, Mcf pressure base, Btu pressure base, Daily Mcf, Daily Btu, Daily MMBtu and quality of Seller's Gas, all for such Accounting Period, Such report shall be transmitted to Buyer electronically in a data file format designated by Buyer, Buyer may request from Seller an additional monthly electronic audit file with all of the hourly, Daily, configuration and event/alarm data for such Accounting Period, which Seller shall provide to Buyer within twenty (20) Business Days of Buyer's request therefore.

3.2	Statements by Buyer.

(a)
On or before thirty (30) Days following the end of each Accounting Period(provided Buyer has received Seller's report under Section 3.1 above as required in such Section), Buyer shall send Seller electronically and/or via U.S. mail a statement setting forth the following:

GAS PURCHASE AGREEMENT

3.2.a.1	The number of MMBtu of Seller's Gas received by Buyer at the Receipt Point(s) during such Accounting Period;

3.2.a.2	The number of MMBtu of Seller's Gas retained by Buyer as FL&U during such Accounting Period;

3.2.a.3	The CIG, Rocky Mountains price as published monthly in Piatt's inside FERC's Gas Market Report for such Accounting Period;

3.2.a.4	The [*] Sales Price for the previous Accounting Period;

3.2.a.5	Prior Accounting Period adjustment for the price and amount paid to Seller and

3.2.a.6	The fees and any other amounts due and payable by Seller to Buyer for services rendered by Buyer during such Accounting Period.

(b)
On or before the forty-five (45) Day following the end of each Contract Year, Buyer shall send Seller electronically and/or via U.S. mail, a statement setting forth the calculation of Seller's Annual Volume, and, if applicable, the Shortfall Fee due for such period.

3.3
Payment by Buyer. On or before thirty (30) Days following each Accounting Period, Buyer shall pay to Seller an amount due Seller as set forth in the statement delivered by Buyer pursuant to Section 3.2(a) of this Agreement, by automated clearing house (ACH) transfer of immediate available funds to [ * ]. If the thirtieth (30th) Day is not a Business Day, then payment shall be made on the Business Day immediately following. Seller shall have the right to dispute the amounts set forth in any statement as specified in Section F.1 of Exhibit A to this Agreement.

3.4	Party's Right to Offset.

(a)
Buyer shall have the right to offset any amounts due Buyer (including amounts for which Seller has indemnified Buyer hereunder) from amounts due to Seller under this Agreement  Any such offset, including the balance remaining after such offset, shall be reflected in Buyer's statement described in Section 3 2(a). The remaining balance due to Seller shall be paid in accordance with Section 3.3.

(b)
To the extent that any amounts payable by Seller to Buyer exceed the amounts due to Seller from Buyer hereunder, Seller shall have the right to offset any amounts due to Seller (including amounts for which Buyer has indemnified Seller hereunder) from amounts due to Buyer under this Agreement  Any such offset, including the balance remaining after such offset, shall be reflected in a statement, in detail reasonably acceptable to Buyer, prepared by Seller and delivered with any remaining balance due to Buyer, to Buyer's address specified in Section 3.5,

3.5
Notice. Any notice called for in this Agreement shall be in writing and shall be considered as having been given if delivered personally, by U.S. mail, by fax, or by express courier, postage prepaid, by either Party to the other at the addresses given below. A notice received from either of Riley or PDC shall be effective as notice from Seller hereunder, and Buyer shall be entitled to act on any such notice as notice from Seller. Routine communications, including monthly statements, shall be considered as duly delivered when mailed by regular U.S. mail. Unless changed upon written notice by a Party, the addresses for notices to the Parties are as follows:

GAS PURCHASE AGREEMENT

Notices and Statements to Buyer:

WILLIAMS PRODUCTION RMT COMPANY
One Williams Center
Tulsa, OK 74172
Attn:       Director, Gas Management- Mail Drop 26-4
Telephone:        (918) 573-3885
Facsimile:           (918) 573-1324

Notices and Statements to Seller:

PETROLEUM DEVELOPMENT CORPORATION
103 East Main Street
Bridgeport, West Virginia   26330

4.	TITLE

4.1	Passage of Title, Unless otherwise specifically agreed in writing by the Parties, title to Seller's Gas shall pass from Seller to Buyer at the Receipt Point(s)

4.2
Seller's Warranty of Title. Seller warrants that ft (a) has (i) the authority to make the commitment set forth in Section 1.1 of this Agreement, and (ii) good and marketable title to ail Gas delivered to Buyer at the Receipt Point(s), and (b) will have the right to convey, and will transfer good and merchantable title to, all of Seller's Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances and claims.

5.      TERM AND TERMINATION

5.1
Effective Date. This Agreement shall become effective upon June 1, 2006 (the "Effective Date"), and continue from and after the Effective Date through the end of the last Contract Year for the period of volume commitment outlined on Exhibit F

5.2	Termination Events. Notwithstanding the foregoing Section 5.1:

5.2.1	in the event a Regulatory Event occurs that:

5.2.1.1.
renders Buyer unable to continue to perform under this Agreement, Buyer shall be entitled to terminate this Agreement upon thirty (30) Days' prior notice to Seller, such notice to contain a reasonably detailed description of such Regulatory Event and the cause for Buyer's inability to perform; or

GAS PURCHASE AGREEMENT

5.2.1.2.
 is the sole cause of making a Party's continued performance uneconomic (the "Affected Party"), the Affected Party shall notify the other Party (the "Unaffected Party") of such event, and the Parties shall have forty-five (45) Days from the Unaffected Party's receipt of such notice to negotiate, in good faith, provisions that restore the economic benefit to the Affected Party, consistent with the intent originally reflected in this Agreement. If the Parties are unable to do so within such forty-five (45) Day period, then either Party may thereafter terminate this Agreement by giving the other Party written notice of termination with an effective date no earlier than thirty (30) Days from the date of such notice of termination; or

5.2.2.
 in the event that a Party (the "Insolvent Party") files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors, or has such petition filed or proceeding commenced against it, or otherwise becomes bankrupt or insolvent (however evidenced), or has a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed to it or with respect to substantially alt of its assets (a "Bankruptcy Event"), then the other Party (the "Solvent Party") shall have the right, at its sole election, to immediately withhold and/or suspend performance under this Agreement and/or to terminate and liquidate this Agreement in the manner provided in Section 5.4 of this Agreement and as permitted by Sections 362(b)(6), 362(b)(27), 556 and 561 of the United States Bankruptcy Code, in addition to any and all other remedies available to the Solvent Party hereunder, under applicable law or in equity.

5.2.3.
  For the avoidance of doubt, (a) a Bankruptcy Event occurring with respect to PDC shall not create any rights of termination and/or liquidation for Riley, (b) a Bankruptcy Event occurring with respect to Riley shall not create any rights of termination and/or liquidation for PDC hereunder, and (c) a Bankruptcy Event occurring with respect to either of PDC or Riley shall create rights of termination and/or liquidation for Buyer hereunder.

5.3
Additional Termination Rights.In addition to the termination rights contained in Section 5.2, the Parties, as applicable, have rights to terminate this Agreement pursuant to the terms of Sections 1.11 and 9 of this Agreement, and Sections J. 1 and J .3 of Exhibit A hereto

5.4	Termination and Liquidation Upona Bankruptcy Event.

5 4.1.
If a Bankruptcy Event has occurred and is continuing, the Solvent Party shall have the right to terminate this Agreement by giving written notice to the Insolvent Party, with the date of the Insolvent Party's receipt of such notice being the early termination date for the liquidation and termination of this Agreement pursuant to this Section (the "Early Termination Date")   On the Early Termination Date, this Agreement shall terminate,

5 4.2.
As of the Early Termination Date, the Solvent Party shall determine, in good faith and in a commercially reasonable manner, the amount owed by each Party with respect to all of Seller's Gas delivered and sold, and received and purchased, between the Parties under this Agreement on and before the Early Termination Date, and all other applicable charges relating to such Seller's Gas, for which payment has not yet been made by the Parties.

GAS PURCHASE AGREEMENT

5.4.3.	The Solvent Party shall liquidate and accelerate the remaining obligations under this Agreement in the following manner:

5.4.3.1.
If the Solvent Party is Seller, Seller shall have a liquidated claim against Buyer in the amount [ * ] per MMBtu of Gas to be gathered and purchased for a period of two years following the Early Termination Date, as specified on Exhibit F in satisfaction of Buyer's remaining obligations under this Agreement; and

5.4.3.2.
If the Solvent Party is Buyer, Buyer shall have a liquidated claim against Seller in the amount [ * ] per MMBtu of Gas remaining to be delivered as specified on Exhibit F in satisfaction of Seller's remaining obligations under this Agreement,

5.4.4.
The Solvent Party shall net or aggregate, as appropriate, any and all amounts owing between the Parties under this Section so that all such amounts are netted or aggregated to a single liquidated amount payable by one Party to the other (the "Net Settlement Amount"). At its sole option, the Solvent Party may setoff (a) any Net Settlement Amount payable to the Insolvent Party against any amounts payable by the Insolvent Party to the Solvent Party and/or its affiliates under any other agreement or arrangement between the Insolvent Party and the Solvent Party and/or its affiliates arising from or related to this Agreement, or (b) any Net Settlement Amount payable to the insolvent Party against any amounts payable by the Solvent Party or its affiliates to the Insolvent Party or its affiliates under any other agreement or arrangement between the Insolvent Party and its affiliates and the Solvent Party and its affiliates arising from or related to this Agreement. The Solvent Party will give the Insolvent Party notice of any set-off effected under this Section, provided that failure to give such notice shall not affect the validity of the set-off.

5.4.5.
The rights provided by this Section are in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, claim or otherwise withhold payment) to which a Party may be entitled (whether by operation of law, contract or otherwise).

5.4.6.
If any obligation that is to be included in any netting, aggregation or setoff pursuant to this Section is unascertained, the Solvent Party may, in good faith, estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Solvent Party's accounting to the Insolvent Party when the obligation is ascertained, Any amount not then due that is included in any netting, aggregation or setoff pursuant to this Section shall be discounted to net present value in a commercially reasonable manner determined by the Solvent Party,

5 4.7.
 As soon as practicable after the Early Termination Date, the Solvent Party shall notify the Insolvent Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or from the Solvent Party. The notice shall include a written statement explaining in reasonable detail the calculation of the Net Settlement Amount   The Net Settlement Amount shall be paid by the Party owing such amount by the close of business on the tenth (10th) Business Day following the Insolvent Party's receipt of such notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from such tenth (10th) Business Day until the date of payment at a rate equal to the then-effective prime rate of interest published under the "Money Rates" column of The Wall Street Journal (or if there is more than one such rate, the average of such rates) plus two percent (2.0%) per annum

GAS PURCHASE AGREEMENT

5.4.8.
The Insolvent Party may dispute the calculation of the Net Settlement Amount by providing the Solvent Party with written notice of the dispute setting forth the insolvent Party's calculation, within seven (7) Days of its receipt of the Solvent Party's calculation. The Parties will use the dispute resolution process set forth in Article I of Exhibit A to this Agreement to resolve the dispute

5 4.9.
The Solvent Party's remedies under this Section 5.4 are the sole and exclusive remedies of the Solvent Party with respect to the declaration of any Early Termination Date, Each Party reserves to itself all other rights, setoffs, claims, counterclaims and other defenses to which it is or may be entitled arising from this Agreement.

5.5
Release. Promptly after any termination of this Agreement, Buyer agrees to record, as applicable, any document reasonably required by Seller to effect the release of the Memorandum of this Agreement that Buyer may have recorded pursuant to Section 8 hereof

6	EXHIBITS

This Agreement incorporates and is subject to the following Exhibits:

Exhibit A:	Standard Terms and Conditions
Exhibit B:	Intentionally Omitted
Exhibit C:	Receipt Point(s)
Exhibit D:	Delivery Point(s)
Exhibit E:	Service and Fee Description
Exhibit F:	Gas Volumes Committed
Exhibit G:	Two Year Monthly MDQ Schedule

In the event of a conflict between the terms of the Agreement (without reference to the Exhibits) and the terms of the Exhibits, the terms of the Agreement (without reference to the Exhibits) shall control.

7	ENTIRE AGREEMENT, CONSTRUCTION

This Agreement, together with its Exhibits, contains the entire agreement of the Parties with respect to the matters addressed herein and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties with respect to such matters. The Parties represent and acknowledge that in executing this Agreement they do not rely on and have not relied on any representation or statement, oral or written, which is not set forth in this Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and the Parties agree that it shall not be construed against one Party or the other as a result of the manner in which this Agreement was actually negotiated, prepared, drafted or executed

GAS PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed two duplicate original copies of this Agreement.

WILLIAMS PRODUCTION RMT COMPANY		RILEY NATURAL GAS COMPANY

By:	/s/ Ralph A. Hill	By:	/s/ Thomas E. Riley
Name:		Name:	Thomas E. Riley
Title:	President	Title:	President

PETROLEUM DEVELOPMENT CORPORATION

		By:	/s/ Eric R Stearns
		Name:	Eric R Stearns
		Title:	Exec VP

STANDARD TERMS AND CONDITIONS	PAGE A-2

EXHIBIT A
TO THE GAS PURCHASE AGREEMENT
DATED AS OF JUNE 1, 2006
Between
WILLIAMS PRODUCTION RMT COMPANY
and
RILEY NATURAL GAS COMPANY
and
PETROLEUM DEVELOPMENT CORPORATION

STANDARD TERMS AND CONDITIONS

A.  DEFINITIONS

In addition to the terms defined in the text of this Agreement, the following terms shall have the meanings indicated:

A.1      Accounting Period shall mean a calendar month commencing on the first Day of that calendar month and ending on the last Day of that calendar month.

A.2      Bankruptcy Event shall have the meaning given such term in Section 5.2.2 of this Agreement.

A.3      British Thermal Unit or Btu shall mean the measurement unit for the amount of heat required to raise the temperature of one (1) pound of water, at 60 degrees Fahrenheit, one (1) degree Fahrenheit.

A.4      Business Day shall mean a Day on which Buyer is open for business, and a Business Day shall open at 8:00 am and close at 5:00 pm CST.

A.5      CST shall mean Central Standard Time.

A.6      Confirmed Receipt Nomination shall mean a Receipt Nomination that is adjusted by Gatherer when historical production or current data from Gatherer's Telemetering Facilities suggest that such Receipt Nomination is inaccurate.

A.7      Contract Year shall mean each consecutive twelve month period as detailed on the attached Exhibit F beginning with the Effective Date hereof or, if the Effective Date is not the first Day of a month, then with the first Day of the month following the Effective Date.

A.8      CTM shall mean custody transfer measurement at the Receipt Point(s).

A.9      Cubic Foot shall mean the volume of Gas occupying one cubic foot of space when such Gas is at a base temperature of sixty degrees Fahrenheit (60° F) and a base pressure of 14.73 Psia and shall be calculated in accordance with ANSI/API 2530 where the factors for Fpwl and Fhgt shall each be equal to one (1).

A.10   Day or Daily shall mean twenty-four (24) consecutive hours beginning at 9:00 am CST or as otherwise designated by Buyer.

A.11   Dehydrate or Dehydrating shall mean the removal of water vapor from Gas.

STANDARD TERMS AND CONDITIONS	PAGE A-3

A.12   Delivery Point(s) shall mean those point(s) of delivery of Seller's Gas to Interconnecting Pipeline(s) as shown on Exhibit D to this Agreement, together with such other Delivery Point{s) as may be added by Buyer to such Exhibit D and notified to Seller from time to time.

A.13   Early Termination Date shall have the meaning given such term in Section 5.4.1 of this Agreement.

A.14   Effective Date shall have the meaning given such term in Section 5.1 of this Agreement.

A.15   Excess Volumes shall have the meaning given such term in Section 1.3.3.2 of this Agreement.

A.16   Field shall mean any point on the Gathering System upstream of a Plant.

A.17   Firm shall mean that either Party may interrupt its performance under this Agreement without liability only to the extent that such performance is prevented by reasons of Force Majeure.

A.18   FL&U shall mean Gathering Fuel, Plant Fuel, and Lost and Unaccounted for Gas volumes.

A.19   Force Majeure shall have the meaning given such term in Section B.3 of Exhibit A to this Agreement.

A.20  Gas shall mean any mixture of gaseous hydrocarbons or hydrocarbons and other gases, in a gaseous state, consisting primarily of methane.

A.21   Gathering and Processing Fee shall mean, collectively, the Gathering and Processing Fees payable from Seller to Buyer for Buyer's services performed under this Agreement and more specifically set forth on Exhibit £ to this Agreement.

A.22   Gathering Fuel shall mean that volume of Seller's Gas, expressed as a percentage of the Receipt Point Gas quantities, used or consumed as fuel in the operation of field compression on the Gathering System.

A.23   Gather, Gathered or Gathering shall mean the receipt of Gas at the Receipt Point(s).

A.24   Gatherer shall mean Buyer's gatherer of Gas, Bargath Inc., or such other entity as Buyer shall select from time to time to Gather Gas on behalf of Buyer under this Agreement.

A.25   Gathering System shall mean those facilities used by Buyer to Gather Seller's Gas and provide any other service described in Section 1 in the Field.

A.26   Gross Heating Value shall mean the total Btu content for a Cubic Foot of Gas on a dry basis as determined by calculation from a compositional analysis using physical properties of gases at fourteen and seventy-three hundredths (14.73) psia and sixty degrees Fahrenheit (60°F), as prescribed by industry standards.

A.27  Guaranteed Capacity shall mean that Gatherer has guaranteed to a Shipper to have the capacity available to Gather such Shipper's Gas in its Gathering System except during times of capacity allocation pursuant to Section B.4 of Exhibit A to this Agreement.

STANDARD TERMS AND CONDITIONS	PAGE A-4

A.28   High Pressure Receipt Point shall mean any Receipt Point above three hundred and fifty (350) psig.

A.29   Insolvent Party shall have the meaning given such term in Section 5.2.2 of this Agreement.

A.30   Interconnecting Pipeline(s) shall mean any pipeline connected immediately downstream of the Delivery Point(s).

A.31   Lost and Unaccounted for Gas shall mean that volume of Seller's Gas, expressed as a percentage of the Receipt Point Gas quantities, that is lost or unaccounted for, which may include, but is not limited to, Gas flared or vented by Buyer or Gatherer.

A.32   Low Pressure Receipt Point shall mean any Receipt Point at or below three hundred and fifty (350) psig.

A.33   Maximum Daily Quantities shall mean, with respect to a Shipper, the maximum daily quantity of Gas for which Gatherer has committed to provide service to such Shipper.

A.34   MMBtu shall mean one million (1,000,000) British Thermal Units.

A.35  Mcf shall mean one thousand (1,000) Cubic Feet of Gas and shall be the unit of volume typically utilized under this Agreement.

A.35   MMcf shall mean one million (1,000,000) Cubic Feet of Gas.

A.37   New Taxes shall mean any and all governmental charges, licenses, fees, permits and assessments, or increases of any thereof (excluding taxes described in Section H of Exhibit A to this Agreement and taxes based on the net income or net worth of any Party) that are imposed on a Party or the transactions contemplated under this Agreement that (a) were not in effect on the Effective Date of this Agreement or (b) were not imposed on a Party or the transactions contemplated under this Agreement on the Effective Date of this Agreement.

A38    Non-Guaranteed Capacity shall mean that Gatherer has not guaranteed to a Shipper to have the capacity available to Gather such Shipper's Gas in its Gathering System.

A.39   Plant shall mean any of those facilities used by Buyer to Process Gas and provide any other service described in Section 1 other than in the Field.

A.,40   Plant Fuel shall mean the number of MMBtu of Gas or other hydrocarbons used or consumed in the operation of the Plant including, but not limited to, fuel, flared and vented Gas and such Gas as may be lost and unaccounted for despite the prudent operation of the Plant.

A.41   Plant Products shall mean those liquid hydrocarbons obtained by Processing.

A.42   Process, Processed or Processing shall mean the liquefaction and removal of hydrocarbons from Gas at the Plant.

A.43   Receipt Nomination shall mean a notification, submitted in writing or via Gatherer's nomination and scheduling system, of the number of MMBtus of Gas that a Shipper will deliver to the Gathering System.

STANDARD TERMS AND CONDITIONS	PAGE A-5

A.44   Receipt Point MMBtu shall mean the number of MMBtu of Gas measured at the Receipt Point(s).

A.45   Receipt Point(s) shall mean the upstream flange(s) of the Gathering System at the point(s) of receipt shown on Exhibit C to this Agreement, as the same may be modified in accordance with Section 2.2 of this Agreement.

A.46   Regulatory Event shall mean any government action or potential action, such as necessity for compliance with any court order, FERC order, FERC agreement, FERC settlement agreement, law, statute, ordinance, regulation or policy having the effect of law, promulgated by a governmental authority having jurisdiction, including the imposition of New Taxes.

A.47   Seller's Allocable MMBtu shall be an amount, for each Accounting Period, equal to the Receipt Point MMBtu for such Accounting Period received by Buyer from Seller less applicable FL&U for such Accounting Period.

A.48   Seller's Annual Volume shall mean, for any Contract Year, the amount of Seller's Gas as shown on Exhibit F to this Agreement, (as the same may be modified in accordance with Section 1.3.4 of this Agreement or Section B7 of Exhibit A to this Agreement) to be delivered by Seller to the Receipt Point(s) and purchased by Buyer during such Contract Year.

A.49   Seller's Gas shall have the meaning given such term in Section 1.1 of this Agreement.

A.50   Seller's-MDQ shall mean, for any Contract Year or part thereof shown on Exhibit F to this Agreement, the maximum Daily quantity of Seller's Gas as shown on such Exhibit F (as the same may be modified in accordance with Section 1.3.4 of this Agreement or Section B.7 of Exhibit A to this Agreement) to be delivered by Seller to the Receipt Point(s) and purchased by Buyer each Day during such Contract Year or part thereof, as applicable, not to exceed Seller's Annual Volume for such Contract Year.

A.51   Seller's Operator shall mean the operator of the facilities upstream of a given Receipt Point Seller's Operator, however, may also operate CTM equipment located downstream of a given Receipt Point as provided in Section D of Exhibit A to this Agreement. Seller's Operator may be either Seller or a third party acting on Seller's behalf and notified to Buyer. When Seller's Operator is a third party acting on Seller's behalf, it shall be Seller's responsibility to cause such third party to comply with those terms of this Agreement which refer to Seller's Operator.

A.52   Shipper shall mean any party that delivers Gas into the Gathering System.

A.53   Shortfall Fee for any Contract Year, if applicable under Section 1.3.3.1 of this Agreement ("SF"), shall mean the amount calculated in accordance with the following formula:

[*]

STANDARD TERMS AND CONDITIONS	PAGE A-6

[*]

A.54   Telemetering Facilities shall mean electronic monitoring facilities, including, but not limited to, electronic flow measurement facilities, remote terminal units and all other end devices and transmitters used to calculate pressure, temperature, differential pressure, flow and valve position.

A.55   Treat, Treating or Treatment shall mean the removal, reduction or dilution of C02 in Gas.

A.56   [*] Sales Price shall mean, for any specified period, the [*] sales price that Buyer [*] Gas produced from the Piceance Basin to [*] markets through its affiliate, Williams Power Company, Inc., its successors or assigns (the "Marketing Affiliate"), for such period, less the [*] costs (including, but not limited to, demand, commodity and fuel fees ) incurred by Buyer or the Marketing Affiliate for the transport of such Gas from the Delivery Point(s) to the point of sale to such [*] markets during such period. In the event that Buyer makes sales directly to [*] markets or the Marketing Affiliate purchases Buyers gas directly, then such amounts will be included in the calculation of the [*] Sales Price.

B.	OPERATING PROVISIONS

B.1     Operational Control   Buyer shall be entitled to complete operational control of its facilities and shall operate its facilities in a manner that, in Buyer's sole opinion, is consistent with its obligations under this Agreement, However, this Section B 1 shall not be interpreted to relieve Buyer of its obligations under this Agreement.

B.2     Maintenance, Gatherer shall, without liability, be entitled to perform such maintenance, testing, alteration, modification, repair or replacement of the Gathering System and/or Plant, or any part thereof, as would be done by a prudent operator, even if it requires the allocation of capacity pursuant to Section B 4 of Exhibit A to this Agreement, Buyer shall provide or caused to be provided to Seller, thirty (30) Days' advance written notice of scheduled maintenance to be performed on the Gathering System and/or Plant.

B.3     Force Majeure   Neither Buyer nor Seller shall be liable in damages to the other for its inability to perform under this Agreement due to an event of Force Majeure As used herein, the term "Force Majeure" shall mean any act, omission, or circumstance occasioned by or in consequence of any acts of God, acts of terrorism, blockades, insurrections, riots, epidemics, flood, washouts, landslides, mudslides, earthquakes, storms, threat of hurricanes and tropical storms that result in the evacuation of the affected area, extreme hot, cold, or freezing weather, lightning, restraint of rulers and peoples, civil disturbances, war, explosions, fires, mechanical failure, structural failure, breakage of or accident to, or the unavailability of supply of, machinery, equipment, lines of pipe, platform or wells, the inability or failure of downstream or upstream pipelines to deliver or receive, the inability or failure of downstream third-party markets to receive, the order of any court or governmental authority having jurisdiction, any change in any applicable regulation materially affecting the operation of the facilities or any other cause of a similar nature, whether of the kind herein enumerated or otherwise, and including, without limitation, any Regulatory Event, not reasonably within the control of the Party claiming suspension and that, by the exercise of due diligence, such Party is or should have been unable to prevent or overcome. Failure to prevent or settle any strike or strikes shall not be considered a matter within the control of the Party claiming suspension  With regard to the installation of new facilities or modifications to existing facilities, delay or inability to obtain any necessary permits or rights-of-way from a regulatory agency or landowner after an application or request by Buyer shall be deemed to be a Force Majeure event, provided Buyer has given reasonable notice of any planned suspension of service to Seller. Force Majeure shall not relieve either Party of liability in the event of its concurring negligence and shall only relieve the non-performing Party from liability for failure to perform under this Agreement for so long as such Party is making reasonable efforts to remedy the situation. Force Majeure shall not relieve either Party of its obligation to pay money due under this Agreement.

STANDARD TERMS AND CONDITIONS	PAGE A-7

B.4      Allocation of Capacity, Notwithstanding any other term of this Agreement if for any Day, Gatherer notifies Buyer that the capacity of its Gathering System and/or Plant is constrained. Buyer shall cause Gatherer, without liability to either Gatherer or Buyer, to allocate the available capacity as follows:

(a)
Capacity shall first be allocated pro rata to all Shippers with Guaranteed Capacity based upon the lower of their respective (i) Maximum Daily Quantities, (ii) Receipt Nominations or (iii) Confirmed Receipt Nominations; and

(b)
Any remaining capacity shall be allocated pro rata to all Shippers with Non-Guaranteed Capacity based upon the lower of their respective (i) Maximum Daily Quantities, (ii) Receipt Nominations or (iii) Confirmed Receipt Nominations

However, if Gatherer can identify the location of the constraint, then Buyer shall cause Gatherer, without liability to either Gatherer or Buyer, to impose such allocation only upon those Shippers whose Gas is affected, and only at such location. That capacity will then be allocated pro rata based on the previous 24 hour physical flow through the location that is constrained. From time to time, Seller may request from Buyer or Gatherer information regarding daily volumes of Gas received or to be received by the Gathering System to determine available capacity and capacity allocation on the Gathering System,

B.5       Access, Easements and Rights-of-Way  Seller shall provide Buyer and/or Gatherer such access to its facilities as is necessary and convenient for Buyer and/or Gatherer to perform the obligations of Buyer under this Agreement  Seller grants to Buyer and/or Gatherer, upon the execution of a mutually agreeable form, the use of ail easements and rights-of-way held by Seller, to the extent that Seller has the right to do so, that are necessary and convenient for Buyer and/or Gatherer to perform Buyer's obligations under this Agreement and for Gatherer to Gather Seller's Gas. Buyer shall cause Gatherer to fulfill ail obligations of any kind whatsoever for such use as required under any lease or agreement that pertains to such grant as outlined above utilized by Gatherer. Such use and grant of rights shall include, but not be limited to, those rights under Seller's oil and Gas lease(s) to construct, operate, and maintain pipelines and appurtenant facilities for the purpose of Gathering Gas from the Area of Interest, Any grant to or use by Buyer or Gatherer as contemplated above shall be for the express and limited purpose of gathering Seller's gas from the Receipt Points or otherwise allowing Buyer to meeting its obligations under this Agreement. Any other use shall be prohibited unless approved in writing by Seller and appropriate surface owner.

B.6      Seller's Delivery Pressure. Seller shall deliver Seller's Gas to the Receipt Point(s) at pressure(s) sufficient to cause if to enter Gatherer's facilities; however, such pressure(s) shall not exceed the Maximum Allowable Operating Pressure of Gatherer's facilities ("MAOP"). The MAOP for a given facility may be revised from time to time by Gatherer in its sole discretion, such revision to be notified to Seller by Buyer promptly thereafter Any such MAOP revisions shall be applied uniformly and not discriminately against Seller  Except as otherwise expressly provided in Section B.7 of Exhibit A to this Agreement, neither Buyer nor Gatherer is obligated to modify the pressure(s) in its facilities in order to cause the entry of Seller's Gas into its facilities   Seller shall equip its compression equipment, if any, with:

STANDARD TERMS AND CONDITIONS	PAGE A-8

(a)	over pressurization protection devices in accordance with ANSI B31.8 to prevent delivery pressure in excess of the MAOP;

(b)	Gas cooling to prevent delivery temperatures in excess of 120°F into Buyer's or Gatherer's facilities; and

(c)	Pulsation dampening equipment, as necessary, to minimize pulsation induced measurement errors to less than two percent (2%) peak-to-peak square root error

B.7     Receipt Point Pressure Maintenance  Buyer shall cause Gatherer to use reasonable efforts to maintain an average monthly operating pressure of [ * ] psig or less (the "Target Pressure") at the Low Pressure Receipt Point(s) into the Gathering System. Should the average monthly pressure at any Low Pressure Receipt Point exceed the Target Pressure for three (3) consecutive months for any Low Pressure Receipt Point, then, beginning with the fourth month in which such average monthly pressure exceeds the Target Pressure, Buyer shall reduce the Gathering and Processing Fee by [ * ] cents [ * ] per MMBtu. Buyer shall have nine (9) months in which to install, or cause Gatherer to install, equipment necessary to reduce the pressure at such Low Pressure Receipt Point to the Target Pressure. If Buyer or Gatherer has not reduced the pressure at such Low Pressure Receipt Point after such nine (9) month period to the Target Pressure, then Seller may, at its option, upon thirty (30) Days' prior written notice to Buyer, release only the affected Low Pressure Receipt Point and Seller's Gas delivered thereto from the provisions of this Agreement   In the event of any such release, during such thirty (30) Day period, Buyer and Seller shall negotiate in good faith to reduce Seller's MDQ and Seller's Annual Volume by an amount equal to the Gas that was projected to have been delivered to the affected Low Pressure Receipt Point, and shall revise Exhibit F accordingly.

C.       GAS QUALITY

C.1
Gas Quality at Receipt Point(s),Seller's Gas at the Receipt Point(s) shall be commercially free of oxygen, hydrocarbons in their liquid state, water in its liquid state, crude oil, brine, air, dust, gums, gum-forming constituents, bacteria and other objectionable liquids and solids,

(a)	with not more than;
(1)	one quarter (1/4) grain of H2S per one hundred (100) Cubic Feet;
(2)	five (5) grains of total sulfur per one hundred (100) Cubic Feet;
(3)	one (1) grain of mercaptan per one hundred (100) Cubic Feet;
(4)	two (2) mole percent of carbon dioxide;
(5)	three (3) mole percent of nitrogen;
(6)	five (5) mole percent of combined carbon dioxide, nitrogen and oxygen; and
(b)	meeting the following additional quality specifications:
(1)	not exceeding 120°F in temperature at the Receipt Point(s);

STANDARD TERMS AND CONDITIONS	PAGE A-9

(2)	having a total heating value of at least 1,000 Btu per Cubic Foot; and
(3)	not exceeding seven (7) pounds of water vapor per MMcf.

In addition to the foregoing, unless otherwise expressly provided in Section 1 of this Agreement, Seller's Gas shall conform to the most restrictive quality specifications required from time to time by the Interconnecting Pipeline(s). If at any time Seller's Gas at the Receipt Point(s) fails to conform to such quality specifications, Buyer shall give Seller written notice of the deficiency and Seller shall immediately remedy the deficiency. If Seller fails to immediately remedy the deficiency, Buyer may refuse to accept further deliveries of Seller's Gas or exercise such other remedies as are provided in Section 1 of this Agreement, Any such refusal by Buyer to accept Seller's Gas pursuant to this Section C.1 shall in no way release Seller from its obligations under this Agreement or reduce Seller's commitment to sell and deliver to Buyer the quantities of Seller's Gas specified in this Agreement.

C.2
Removal of Liquefiable Hydrocarbons in the Field. Seller's Gas shall not be Processed for removal of liquefiable hydrocarbons prior to its receipt by Buyer at the Receipt Point(s) other than by the use of conventional mechanical liquid-Gas separators operated at or above ambient temperatures. Seller shall own and be responsible for any liquid hydrocarbons removed by this method from Seller's Gas.

C.3
Water Disposal. Buyer shall dehydrate Seller's Gas. If Buyer's method of disposal of Seller's water is ever disallowed for any reason or is deemed to be uneconomic by Buyer, then Buyer shall notify Seller and Seller shall promptly make alternate arrangements to dispose of Seller's water at Seller's sole cost and expense, and Seller shall reimburse Buyer for any costs incurred by Buyer in delivering Seller's water. Seller shall release, indemnify and defend Buyer from and against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from personal injury, death, property damage, environmental damage, pollution, or contamination relating to the disposal of Seller's water by either evaporation or any alternate arrangement(s) selected by Seller. This Section C.3 by itself does not obligate Buyer to Dehydrate Seller's Gas

C.4
C02 Disposal. To the extent that Buyer removes C02 from Seller's Gas, Buyer shall dispose of Seller's CO2 by venting. If venting Seller's C02 is ever disallowed for any reason or is deemed to be uneconomic by Buyer, Buyer shall notify Seller and Seller shall promptly make alternate arrangements to dispose of Seller's CO2 at Seller's sole cost and expense, and shall reimburse Buyer for any costs incurred by Buyer in delivering Seller's C02. Seller shall release, indemnify and defend Buyer from and against any and ail damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from personal injury, death, property damage, environmental damage, pollution, or contamination relating to the disposal of Seller's C02 by either venting or any alternate arrangement(s) selected by Seller   This Section C.4 by itself does not obligate Buyer to Treat Seller's Gas

C.5
Gross Heating Value and Component Analysis. The component analysis and Gross Heating Value of the Gas shall be determined and calculated at least once each year by whomever is operating the CTM equipment, The component analysis and Gross Heating Value of the Gas shall be based on any of the following at the choice of the operator of the CTM equipment: spot samples, continuous samples, or on-line analysis  The component analysis of the Gas shall be performed by Gas chromatography in accordance with GPA 2261 or any pertinent revision(s) thereto or replacement(s) thereof. If the component percentages fall outside the limits of GPA 2261, then the operator of the CTM equipment shall make a reasonable judgment as to the accuracy of the component analysis. If neither Party objects in writing to the results within sixty (60) Days after their delivery, such results shall become conclusive. If either Party objects in writing to the results within sixty (60) Days after their delivery, then: in the case of spot samples, a re-sampling, redetermination and recalculation shall be performed by a third party acceptable to both Parties and such third party's results shall be used; and in the case of continuous samples or on-line analysis, the analyzer shall be tested for accuracy according to GPA 2261 and, if warranted, a recalculation of the components shall be made by a means acceptable to the Parties. The cost of any re-sampling, retesting, redetermination and/or recalculation shall be borne by the objecting Party.

STANDARD TERMS AND CONDITIONS	PAGE A-10

C.6
Correction of Gross Heating Value for Water Vapor, The Gross Heating Value of the Gas shall be corrected for water vapor content in accordance with GPA 181 and 2172. Gas having a water vapor content of greater than seven (7} pounds per MMcf at CTM shall be considered fully saturated. Gas having a water vapor content of less than or equal to seven (7) pounds per MMcf at CTM shall be considered dry.

C.7
Computation Factors. The specific gravity of the Gas shall be calculated by the operator of the CTM equipment and shall be adjusted for the difference between the specific gravity in the ideal state and in the real state in accordance with ANSI/API 2530. The deviation of the Gas from Boyle's law shall also be calculated by the operator of the CTM equipment and shall be determined in accordance with AGA Transmission Measurement Committee Report No 8, Both the specific gravity of the Gas and the deviation of the Gas from Boyle's law shall be based on the component analysis obtained pursuant to Section C.5.

D.	VOLUME

D.1
Determination of Temperature for Volume Calculation. The temperature of the Gas shall be determined by a temperature recording device installed by the operator of the CTM equipment in accordance with ANSI/API 2530 and other industry standards. If the temperature of the Gas is recorded by chart, the arithmetic average of the temperatures recorded during periods of Gas flow shall be used in calculating the Mcf.

D.2
Correction of Volume Due to Calculation Error. An error in volume calculation for a given Receipt Point shall be corrected for such period as the error is determined to have existed, not to exceed one (1) year. In no event, however, shall Buyer be obligated to correct an error in volume calculation for a given Receipt Point unless it resulted in an error of greater than 100 MMBtu per Accounting Period at the Receipt Point during the correction period, Such correction shall only be processed by Buyer prospectively with the current Accounting Period's business

D.3
Custody Transfer Measurement, CTM for any Receipt Point in existence as of the Effective Date shall be performed by whomever is providing CTM at that Receipt Point as of the Effective Date. However, if Buyer installs CTM equipment at any Receipt Point after the Effective Date, then CTM at that Receipt Point shall be performed by Buyer. Except as otherwise provided in this Section D, all CTM and CTM equipment shall comply with ANSI/API 2530. Meter charts may be rotated as determined by Buyer, Buyer may install and operate electronic flow measurement equipment to perform CTM, in which case it shall be installed and operated in accordance with the applicable methods and standards that have been approved by the American Petroleum institute or successor entity. When alternate methods and standards are permitted for low volume wells by any applicable regulatory agency with jurisdiction, then such alternate methods and standards shall apply to CTM and CTM equipment serving such low volume wells.

D.4
Notice of CTM Equipment Tests.Tests of the CTM equipment shall be performed by the operator of the CTM equipment at least once each calendar year. Where Buyer is operating the CTM Equipment, Buyer shall give Seller's Operator forty-eight (48) hours' notice of the time and location of any tests of the CTM equipment so that Seller's Operator may be present. Where Seller's Operator is operating the CTM Equipment, Seller's Operator shall give Buyer forty-eight (48) hours' notice of the time and location of any tests of the CTM equipment so that Buyer may be present   if the Party not operating the CTM equipment is unsatisfied with the test, it shall notify the operator of the CTM equipment to perform a retest. The cost of retesting shall be paid by the Party requesting the retest unless the retest shows a difference between the registration of the CTM equipment and test instrument of greater than two percent (2%) and 100 MMBtu, in which case the cost of retesting shall be paid by the Party who did not request the retest. Any CTM equipment found to be measuring inaccurately shall be promptly restored to accuracy by the operator of the CTM equipment.

STANDARD TERMS AND CONDITIONS	PAGE A-11

D.5
Check Meter. Either Party may install and operate a check meter at its own expense to check the CTM equipment. Except as provided in Section D.6 or D.7, the readings of the CTM equipment shall govern. The check meter shall be installed so as not to interfere with the operation of the CTM equipment, Pulsation filters may be required if unacceptable square root error or gauge line error shift occurs as a result of the check meter, If a disagreement arises regarding the source of pulsation, a third party consultant shall be selected by the Parties to determine the source of the pulsation. The Party responsible for the source of the pulsation shall pay all the consulting fees and costs associated with identifying and eliminating the source of the pulsation, Seller will use the alternate taps on the meter run for check measurement   If alternate taps do not provide a viable option, Seller will seek a variance from any applicable regulatory entities and Buyer to use Buyer's meter taps.

D.6
Correction of CTM Equipment Inaccuracies. If any test conducted pursuant to Section D.4 reveals an inaccuracy of greater than two percent (2%) and 100 MMBtu in the registration of the CTM equipment, the volume of Gas measured by such CTM equipment shall be corrected for such period as the inaccuracy is confirmed to have existed, not to exceed one (1) year, or, if not confirmable, then for such period as the Parties can agree upon, not to exceed one (1) year   If the correction period is not confirmable and cannot be agreed upon, then the correction period shall extend back one-half (1/2) of the time elapsed since the CTM equipment was last calibrated, not to exceed one (1) year, The volume of Gas actually received per Day through the CTM equipment shall be determined on the basis of the best data available using the first of the following methods which is feasible:

(a)	by using the registration of the other Party's check meter if registering accurately; or

(b)	by calibration, test, or mathematical calculation if the percentage of inaccuracy is ascertainable with reasonable certainty; or

(c)	by estimating the volume of Gas received by comparison to receipts during prior Accounting Periods under similar conditions when the CTM equipment was registering accurately.

In no event, however, shall Buyer be obligated to correct any volume measurement inaccuracy for given CTM Equipment unless it resulted in an inaccuracy of greater than two percent (2%) and 100 MMBtu per Accounting Period at the affected Receipt Point during the correction period. Such correction shall only be processed by Buyer prospectively with the current Accounting Period's business,

D.7
Measurement During Periods of CTM Equipment Failure. Upon the occurrence of any event of Force Majeure that prevents Buyer from obtaining or recovering actual measurement data from the CTM Equipment, Buyer shall have the right to estimate the volume of Gas received by comparison to receipts during the prior Accounting Period under similar conditions until such time as Buyer is again able to obtain accurate data from the CTM Equipment, but in no event for a period longer than ninety (90) days. Any estimated volumes relied upon under such circumstances shall be considered actual volumes for such period of time.

STANDARD TERMS AND CONDITIONS	PAGE A-12

E.        SCHEDULING

E.1
Receipt Scheduling. Four (4) Business Days prior to the beginning of each Accounting Period and two (2) Business Days prior to any change thereof during an Accounting Period, Seller's Operator, as directed by Buyer, shall submit electronically or in writing as may be required by Gatherer, the number of MMBtu of Gas that Seller's Operator will make available at each Receipt Point.

F.	DISPUTED STATEMENTS, AUDIT

F.1
Statement(s) Disputed by Seller. in the event that Seller disputes any statement prepared by Buyer pursuant to Section 3 2 of this Agreement, Seller shall provide written notice of the dispute to Buyer within one (1) year from the date of such statement. Notwithstanding such dispute, Buyer shall nonetheless pay the portion of any such statement that Seller concedes to be correct without prejudice to Seller's right to dispute the remaining portion of such statement. If any statement is not disputed by Seller, if at all, within one (1) year from the date of such statement, such statement shall be conclusively deemed to be correct. This one (1) year period for disputing statements does not extend the dispute period for any matter whose dispute period is less than one (1) year, as expressly provided in this Agreement, even if it otherwise impacts any such statement. Within sixty (60) Days after timely disputing a statement, Seller shall assemble all available documentation demonstrating the basis for the dispute and furnish it to Buyer   Failure of Seller to fully comply with each of the terms of this Section F.1 for disputing a statement shall constitute a waiver of Seller's right to dispute such statement.

F.2
Audit. The Parties shall each preserve all records relating to the performance of this Agreement for a period of at least two (2) years, or such longer periods as shall be required by law, regulation, rule or order. A Party shall have the right, at its own expense, upon reasonable written notice to and during the normal business hours of the other Party, to examine, audit and obtain copies of the relevant portion of the books, records and telephone recordings of the other Party, but only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment or computation made under this Agreement  The right to examine, audit and obtain copies of the records of the other Party shall not apply to proprietary information of a Party not directly relevant to the transactions under this Agreement

G.	LIABILITY, INDEMNIFICATION AND WARRANTY

G.1
Seller's Liability and Indemnification. Seller shall be in control and possession of Seller's Gas until delivered to Buyer at the Receipt Point(s) and shall be fully responsible and liable for any and all damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from personal injury, death, property damage, environmental damage, pollution, or contamination relating to Seller's Gas while in Seller's control and possession, and Seller agrees to release, indemnify and defend Buyer with respect thereto. Seller further agrees to release, indemnify and defend Buyer from and against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from personal injury, death, property damage, environmental damage, pollution, or contamination relating to Seller's ownership and/or operation of the facilities delivering Gas to the Receipt Point(s) and/or Seller's performance or nonperformance of its obligations under this Agreement.

G.2
Buyer's Liability and Indemnification. Buyer shall be in control and possession of Seller's Gas from the time delivered to Buyer at the Receipt Point(s), and shall be fully responsible and liable for any and all damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from personal injury, death, property damage, environmental damage, pollution or contamination relating to Seller's Gas white in Buyer's control and possession, and Buyer agrees to release, indemnify and defend Seller with respect thereto. Buyer further agrees to release, indemnify and defend Seller from and against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from personal injury, death, property damage, environmental damage, pollution or contamination relating to Buyer's ownership, operation, use or direction, as applicable, of the Gathering System and Plant, and/or Buyer's performance or nonperformance of its obligations under this Agreement.

STANDARD TERMS AND CONDITIONS	PAGE A-13

G.3
Warranty of Title. Seller warrants that at the time of delivery of Seller's Gas at the Receipt Point(s), it will have title to such Gas, free and clear of all liens, encumbrances, and claims whatsoever, and that it will, at the time of such delivery, have the right to deliver such Gas. Seller shall release, indemnify and defend Buyer against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from Seller's breach of the foregoing warranty and Seller's warranties contained in Section 4.2 of this Agreement.

G.4
Limitations, Notwithstanding any language in this Agreement to the contrary, neither Party shall be released, indemnified or defended with respect to its own negligence or willful misconduct   No language in this Agreement is intended to provide indemnification greater than that which is permitted by applicable law. If any limitations upon indemnification are imposed by applicable law, then such limitations are hereby incorporated by reference and made a part of this Agreement. Except as necessary to provide the indemnifications contemplated in this Agreement against third party claim(s), neither Party shall be liable to the other for any incidental, consequential or punitive damages.

H.	ROYALTIES, TAXES, FEES AND OTHER CHARGES

H.1
Royalties. Seller shall be responsible and liable for ail payments due to royalty owners, overriding royalty owners or any other persons whomsoever claiming any right to payment on account of the production, gathering, dehydration, treating and/or marketing of Seller's Gas, and agrees to make all such payments prior to the delinquency thereof   Buyer shall have no responsibility or liability for such payments, and Seller shall release, indemnify and defend Buyer against any and ail damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, relating to any such payments,

H.2
   Taxes, Fees and Other Charges. Seller shall be responsible and liable for the payment of ail taxes, fees and other charges (including penalties and interest thereon) now or hereafter levied or assessed by any municipal, county, state, federal or tribal government relating to Seller's Gas or Buyer's or Gatherer's services under or with respect to this Agreement. If Buyer is required to pay any such taxes, fees or other charges (or penalties or interest thereon), Seller shall immediately reimburse Buyer therefore.

H.3
Limitation on Tax Responsibility. Neither Party shall be responsible or liable for the taxes now or hereafter levied or assessed by any municipal, county, state, federal or tribal government upon the income, operations or facilities of the other.

I.	ALTERNATIVE DISPUTE RESOLUTION

Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Article i, which shall be the sole and exclusive procedures for the resolution of any such disputes   The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between senior executives of the Parties who have authority to settle the controversy. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) Days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the senior executive who will represent that Party and of any other person who will accompany such executive. Within thirty (30) Days after delivery of the disputing Party's notice, the designated senior executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

STANDARD TERMS AND CONDITIONS	PAGE A-14

If the dispute has not been resolved by negotiation of the designated senior executives of the Parties within sixty (60) Days of the receiving Party's receipt of the disputing Party's notice, or if the Parties failed to meet within thirty (30) Days of the receiving Party's receipt of the disputing Party's notice, the Parties shall endeavor to settle the dispute by mediation under the then-current CPR Institute for Dispute Resolution mediation procedure in effect on the date of this Agreement. Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals. Notwithstanding the provisions of this clause, either Party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief that may be necessary to protect its rights or property or maintain the status quo before, during or after the pendency of the mediation proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the dispute to negotiation and mediation as described above, including any claims or disputes arising from the exercise of such interim, provisional or injunctive relief. If the dispute has not been resolved by mediation as provided herein within ninety (90) Days of the initiation of the above procedures, either Party may initiate litigation upon thirty (30) Days' written notice to the other Party; provided, however, that if one Party has requested the other to participate in any of the above non-binding procedures and the other has failed to participate, the requesting Party may initiate litigation before expiration of the above period. The prevailing Party in the resolution of any dispute hereunder shall be entitled to have its costs and expenses incurred in the prosecution of such dispute (including, without limitation, reasonable attorneys' fees and expenses) reimbursed by the other Party promptly after the resolution thereof

J.	MISCELLANEOUS

J.1
New Requirements of Interconnecting Pipeline(s).Buyer may from time to time become subject to new requirements imposed by the Interconnecting Pipeline(s)   Buyer shall provide written notice to Seller of any such new requirements. Thereafter, Seller shall promptly comply with such new requirements or Buyer may suspend or terminate this Agreement. If Buyer has not suspended or terminated this Agreement in accordance with the foregoing clause of this Section J.1, Seller shall release, indemnify, and defend Buyer from any claims, costs or expenses incurred by Buyer resulting from Seller's failure to comply with such new requirements.

J.2
Governing Law/Venue. This Agreement shall be interpreted, construed, and governed by the laws of the State of Colorado, without regard to conflicts of law principles thereof.  Venue shall be the State or Federal Courts in Colorado.

J.3
Severability. Should any part of this Agreement be found to be unenforceable or be required to be modified bya court or governmental authority, then only that part of this Agreement shall be affected or so modified, The remainder of this Agreement shall remain in force and unmodified. If the absence or modification of the affected part of this Agreement substantially deprives Party of the economic benefit of this Agreement or substantially impacts a Party's economic benefit hereunder, the Parties shall negotiate reasonable and enforceable provisions to restore the economic benefit to the Party so deprived or impacted consistent with the intent originally reflected in this Agreement. If the Parties are unable to do so, then either Party may terminate this Agreement by giving the other Party written notice of termination no later than sixty (60) Days after any provision of this Agreement was determined to be unenforceable or modified by a court or governmental authority.

STANDARD TERMS AND CONDITIONS	PAGE A-15

J.4	Waiver. A waiver by either Party of any one or more defaults by the other Party shall not operate as a waiver of any future default(s), whether of a like or different character.

J.5
Confidentiality. The Parties and their respective officers, directors, employees, agents and representatives shall keep the terms of this Agreement confidential for the term hereof. However, either Party may disclose the terms of this Agreement to the following persons or entities in the following circumstances:

(a)
To financial institutions requiring such disclosure as a condition precedent to making or renewing a loan or independent certified public accountants for purposes of obtaining a financial audit; provided, however, that such financial institutions or accountants have agreed in writing to keep the terms of this Agreement confidential;

(b)
To courts or other governmental authorities, including persons or entities to whom disclosure is required by such courts or other governmental authorities, if such disclosure is required by law, regulation, rule or order; provided, however, that the Party making such disclosure shall use its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the terms of this Agreement;

(c)
To any purchaser, or any potential purchaser, of ail or any portion of the Gathering System and to any of such purchaser's agents, attorneys, lenders or their representatives, provided however that all such parties or persons shall first have agreed in writing to maintain the confidentiality of the terms and provisions of this Agreement; and

(d)
To any purchaser, or potential purchaser, of all or any portion of Seller's interest in the wells, leasehold estates or other rights to produce Gas dedicated hereto and to any of such purchaser's agents, attorneys, lenders or their representatives, provided however that all such parties or persons shall first have agreed in writing to maintain the confidentiality of the terms and provisions of this Agreement.

Under no circumstances shall the terms of this Agreement be disclosed to any other third party, including any newspaper, magazine or other publication, without the prior written consent of the other Party,

J.6
Transfer. Any transfer, whether voluntary or involuntary, of all or any part of Seller's right, title, or interest in the Gas committed to Buyer under this Agreement shall not impair its commitment to Buyer. Seller shall notify in writing any potential transferee that such Gas remains committed to Buyer pursuant to this Agreement, and Seller shall ensure that such Gas when produced is delivered to Buyer during the term of and in accordance with this Agreement, Any such transfer shall not impair Buyer's rights under this Agreement as against Seller. Seller shall notify Buyer of any such transfer within ten (10) Business Days of the effective date thereof Failure of Seller to so notify Buyer shall not impair Buyer's rights under this Agreement.

Any transfer, whether voluntary or involuntary, of all or any part of  Buyer's or Gatherer's right, title, or interest in the Agreement or Gatherer's facilities shall not impair the duties and obligations of Buyer or its transferee to Seller under the Agreement and shall be subject to this Agreement  Any such transfer shall not impair Seller's rights under this Agreement as against Buyer, Buyer shall notify Seller of any such transfer within ten (10) Business Days of the effective date thereof. Failure of Buyer to so notify Seller shall not impair Seller's rights under this Agreement.

STANDARD TERMS AND CONDITIONS	PAGE A-16

J.7
No Third Party Beneficiaries. It is the intent of the Parties that no person or entity besides Buyer, Seller and their respective successors and permitted assigns shall be entitled to enforce any provision of this Agreement and that the covenants and obligations set forth in this Agreement are solely for the benefit of Buyer, Seller and their respective successors and permitted assigns.

J.8	Amendment. Except as expressly provided otherwise in this Agreement no amendment of this Agreement shall be binding unless in writing and signed by the Parties.

J.9
Counterparts, This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and such counterparts together shall constitute one instrument

J.10
Further Assurances. Each Party shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and take such actions as may reasonably requested by the other Party or as may otherwise be necessary or proper to carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

J.11
Telephone Recordings. The Parties agree that each Party may electronically record all telephone conversations with respect to this Agreement between their respective employees, upon notice to the other Party. Each Party shall obtain any necessary consent of its agents and employees to such recording,

K.	REPRESENTATIONS AND WARRANTIES

K.1	Representations and Warranties of the Parties. Each Party represents and warrants to and in favor of the other Party, that:

(a)
it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; and is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary;

(b)
it has all requisite power and authority to own or hold under lease or easement and operate the property it purports to own or hold under lease or easement and to carry on its business as now being conducted and as proposed to be conducted under this Agreement;

(c)	it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(d)
it has duly authorized, executed and delivered this Agreement, and neither its execution and delivery hereof nor its consummation of the transactions contemplated hereby nor its compliance with the terms hereof or performance of its obligations hereunder (i) does or will contravene any of its organizational documents or, in any material respect, any law, statute or other legal requirement applicable to or binding upon it or its properties; (ii) does or will contravene or result in any material breach of or constitute any material default under any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; or (iii) does or will require the consent or approval of any person or entity that has not already been obtained;

STANDARD TERMS AND CONDITIONS	PAGE A-17

(e)
this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(f)
there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental agency, public board or body, pending or, to its knowledge, threatened against or affecting it or contesting or affecting its execution, delivery or performance, or the validity or enforceability, of this Agreement; and

(g)	it will be able to deliver and sell, or receive and buy, as applicable, Seller's Gas in the quantities and for the prices specified in this Agreement.

Each Party (the "Warranting Party") shall release, indemnify and defend the other Party against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney's fees, arising from the Warranting Party's breach of any of the foregoing warranties, or any other representations or warranties made by the Warranting Party under this Agreement.

EXHIBIT B
TO THE GAS PURCHASE AGREEMENT
DATED AS OF JUNE 1, 2006
Between
WILLIAMS PRODUCTION RMT COMPANY
and
RILEY NATURAL GAS COMPANY
and
  PETROLEUM DEVELOPMENT CORPORATION

INTENTIONALLY OMITTED

EXHIBIT C
TO THE GAS PURCHASE AGREEMENT
DATED AS OF JUNE 1, 2006
Between
WILLIAMS PRODUCTION RMT COMPANY
and
RILEY NATURAL GAS COMPANY
and
PETROLEUM DEVELOPMENT CORPORATION

RECEIPT POlNT(S)
Meter Number	Receipt Point Name	Point Type	Location	County	State
RTU 1224	PDC Starkey 1	Low Pressure		Garfield	CO
RTU1501	PDC Starkey 2	Low Pressure
RTU 1508	PDC Starkey 3	Low Pressure
RTU 0414	PDC Nolte	Low Pressure
RTU 1263	PDC Chevron	Low Pressure
RTU 1504	PDC Redpoint	Low Pressure
RTU 11509	PDC Logan	Low Pressure
RTU	PDC Garden Gulch	High Pressure

EXHIBIT D
TO THE GAS PURCHASE AGREEMENT
DATED AS OF JUNE 1, 2006
Between
WILLIAMS PRODUCTION RMT COMPANY
and
RILEY NATURAL GAS COMPANY
and
PETROLEUM DEVELOPMENT CORPORATION

DELIVERY POINT(S)

Delivery Point(s)	Location	EBB Nom Loc.	County	State
Colorado Interstate Gas Company (Parachute)	Sec. 8-T2S-R96W	PCH	Rio Blanco	CO
Colorado Interstate Gas Company (Roan Cliffs)	Sec. 2-T7S-R96W	RCL	Garfield	CO
Questar Pipeline Company	Sec 18-T6S-R93W	MAP 106	Garfield	CO
TransColorado Gas Transmission Co (Raccoon Hollow)	Sec 28-T8S-R97W	Pin 40412	Mesa	CO
TransColorado Gas Transmission Co (Greasewood)	Sec 5-T2S-R96W	Pin 36101	Rio Blanco	CO

EXHIBIT E
TO THE GAS PURCHASE AGREEMENT
DATED AS OF JUNE 1, 2006
Between
WILLIAMS PRODUCTION RMT COMPANY
and
RILEY NATURAL GAS COMPANY
and
PETROLEUM DEVELOPMENT CORPORATION

SERVICE AND FEE DESCRIPTION

Gathering and Processing Fee a/	Gathering and Processing Fee a/	FL&U (Low pressure receipt points)	FL&U (High pressure receip points)	Low Delivery Fee	Excess C02 Treating Fee a/

[ * ] per MMBtu Received at Low Pressure Receipt Point	[ * ] per MMBtu Received at a High Pressure Receipt Point	Actual usage (Initially [ * ])	Actual usage (Initially [ * ])	[ * ] per Accounting Period per Receipt Point	[ * ] per Mcf for each 1 00% Greater than 3.00%
(

a/
Annually, at the beginning of each Contract Year, Buyer shall adjust the Gathering and Processing Fee and the Excess C02 Treating Fee by a percentage equal to the annual average percentage change, from the preceding Contract Year, in the cumulative implicit Gross Domestic Product price deflator ("GDPDEF") computed and published by the U.S. Department of Commerce.

EXHIBIT F
TO THE GAS PURCHASE AGREEMENT
DATES AS OF JUNE 1, 2006
Between
WILLIAMS PRODUCTION RMT COMPANY
and
RILEY NATURAL GAS COMPANY
and
PETROLEUM DEVELOPMENT CORPORATION

GAS VOLUMES COMMITTED

[*]

EXHIBIT F
TO THE GAS PURCHASE AGREEMENT
DATES AS OF JUNE 1, 2006
Between
WILLIAMS PRODUCTION RMT COMPANY
and
RILEY NATURAL GAS COMPANY
and
PETROLEUM DEVELOPMENT CORPORATION

TWO YEAR MONTHLY MDQ SCHEDULE

[*]